Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

ULTRA PETROLEUM REPORTS RECORD
2005 FINANCIAL AND OPERATING RESULTS

HOUSTON, Texas – February 7, 2006 – Ultra Petroleum Corp. (AMEX: UPL) today reported record financial and operating results for the fourth quarter and full-year 2005.  Highlights include:

•	Record earnings for 2005 of $230.0 million, up 111 percent from 2004
•	Record operating cash flow(1) for 2005 of $412.7 million, up 108 percent from 2004
•	Record production of 73.4 Bcfe for 2005, up 49 percent over 2004 levels

Earnings for the year-ended December 31, 2005 were $230.0 million or $1.42 per diluted share, an increase of 111 percent compared to $109.1 million or $0.68 per diluted share for the same period in 2004. Operating cash flow(1)for the period 2005 increased 108 percent to $412.7 million, compared to $198.3 million for the same period in 2004.

Ultra Petroleum’s production for 2005 increased 49 percent to an all time high of 73.4 billion cubic feet equivalent (Bcfe) compared to 49.3 Bcfe in 2004. Production for 2005 is comprised of 464 thousand barrels (Mbls) oil from Wyoming, 1,478 Mbls oil from China, and 61.7 billion cubic feet (Bcf) natural gas from Wyoming. In 2005, the realized Wyoming oil price was $57.37 per barrel (bbl) as compared to $41.92 per bbl in 2004. China oil prices realized in the year were $43.54 per bbl as compared to $32.31 per bbl in 2004. Natural gas prices realized for 2005 were $6.84 per million cubic feet (Mcf) as compared to $5.13 per Mcf or an increase of 33 percent from 2004.

Earnings for the fourth quarter 2005 were $83.9 million or $0.52 per diluted share, a 96 percent increase from $42.8 million or $0.26 per diluted share for the fourth quarter in 2004. Operating cash flow(1) for the quarter was $148.2 million, a 95 percent increase from $76.0 million for the same quarter in 2004.

Fourth quarter 2005 production increased 25 percent to 21.3 Bcfe compared to 17.0 Bcfe for the same quarter in 2004. In the fourth quarter of 2005, the realized Wyoming oil price was $58.51 per bbl as compared to $48.86 per bbl in the fourth quarter 2004. China oil prices realized in the fourth quarter of 2005 were $48.16 per bbl as compared to $29.88 per bbl in the fourth quarter 2004. Natural gas prices realized for the fourth quarter of 2005 were $8.49 per Mcf as compared to $5.70 per Mcf or an increase of 49 percent over fourth quarter 2004.

“Ultra Petroleum continues to excel. 2005 was another record year in a continuing string of record reporting periods. Our operating cash flow and earnings doubled on the back of a nearly 50 percent increase in production, all with the drill bit, and stronger commodity prices. Our margins and returns continued to improve with a 45 percent net income margin and a return on capital of 49 percent. Ultra’s finding and development cost for 2005 was $0.56 per Mcfe and our reserve replacement ratio was 773 percent, both industry leading metrics,” stated Michael D. Watford, Chairman, President and Chief Executive Officer. “Our 2006 plans continue the growth theme with a record capital expenditure budget of $425 million. We plan to execute the most aggressive drilling program in our history with 160 gross wells in Wyoming, and bring into production three more fields in China. With over seventeen years of identified drilling opportunities in Wyoming coupled with our low cost structure, we remain positioned to continue delivering industry leading performance for many years to come.”

Ultra Petroleum Corp.
Consolidated Statement of Operations
(unaudited)
All amounts expressed in US$

	For the Twelve Months Ended		For the Quarter Ended

	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004

Volumes
Oil liquids (Bbls) - WY	464,330	349,673	133,089	107,886
Oil crude (Bbls) - China	1,478,466	593,332	373,430	382,409
Natural Gas (Mcf) - WY	61,722,349	43,667,384	18,304,467	14,070,402

MCFE	73,379,125	49,325,414	21,343,581	17,012,172

Revenues
Oil sales - WY	$26,639,931	$14,659,219	$7,786,409	$5,271,551
Oil sales - China	64,373,947	19,170,436	17,984,911	11,425,343
Natural Gas sales - WY	422,091,034	224,207,694	155,398,237	80,169,948

Total Revenues	513,104,912	258,037,349	181,169,557	96,866,842

Expenses
Production Costs - WY	9,047,390	6,286,715	2,711,074	2,182,457
Production Costs - China	7,352,000	2,286,000	2,653,000	1,397,000
Severance/Production Taxes	52,689,060	28,151,661	19,526,869	10,175,579
Gathering Fees	17,125,147	13,135,809	4,806,252	4,357,264

Total Lease Operating Costs	86,213,597	49,860,185	29,697,195	18,112,300

DD&A - WY	48,456,043	27,346,061	16,428,058	9,772,488
DD&A - China	7,060,928	2,903,000	1,922,175	1,871,587
General and administrative	11,483,663	6,152,097	3,043,177	1,845,329
Stock compensation	2,858,515	923,623	586,683	150,050

Total Expenses	156,072,746	87,184,966	51,677,288	31,751,754

Interest and other income	612,153	90,760	241,132	48,061
Interest and debt expense	3,286,087	3,783,070	430,077	980,689
Net income before income taxes	354,358,232	167,160,073	129,303,324	64,182,460
Income tax provision - deferred	124,379,736	58,010,278	45,385,467	21,413,761
Net Income	$229,978,496	$109,149,795	$83,917,857	$42,768,699
Operating Cash Flow (see non-GAAP reconciliation below)	$412,733,718	$198,332,757	$148,240,240	$75,976,585
Weighted Average Shares – Basic	153,100,067	149,735,666	154,834,231	150,145,990
Weighted Average Shares – Diluted	162,289,130	161,205,534	162,868,965	162,839,042
Earnings per Share - Basic	$1.50	$0.73	$0.54	$0.28
Earnings per Share - Diluted	$1.42	$0.68	$0.52	$0.26
Realized Prices
Oil liquids (Bbls) – WY	$57.37	$41.92	$58.51	$48.86
Oil crude (Bbls) - China	$43.54	$32.31	$48.16	$29.88
Natural Gas (Mcf)	$6.84	$5.13	$8.49	$5.70
Costs Per MCFE - Corporate
Lease Operating Costs	$1.17	$1.01	$1.39	$1.06
DD&A	$0.76	$0.61	$0.86	$0.68
General and administrative - total	$0.20	$0.14	$0.17	$0.12
Interest, net	$0.04	$0.08	$0.02	$0.06

	$2.17	$1.84	$2.44	$1.92

Segment Costs Per MCFE
United States
Production Costs	$0.14	$0.14	$0.14	$0.15
Severance/Production Taxes	$0.82	$0.62	$1.02	$0.69
Gathering Fees	$0.27	$0.29	$0.25	$0.30
DD&A	$0.75	$0.60	$0.86	$0.66

	$1.97	$1.64	$2.28	$1.80

China
Production Costs	$0.83	$0.64	$1.18	$0.61
DD&A	$0.80	$0.82	$0.86	$0.82

	$1.62	$1.46	$2.04	$1.42

Note: Amounts on a per MCFE basis may not total due to rounding.
Margins
Pre-tax income	69%	65%	71%	66%
Net Income	45%	42%	46%	44%
Operating segment margins
United States	82%	80%	83%	80%
China	89%	88%	85%	88%

Ultra Petroleum Corp.
Reconciliation of Cash Flow from Operations Before Changes in Non-Cash Items and Working Capital
(unaudited)
All amounts expressed in US$

(1) Operating cash flow is defined as net cash provided by operating activities before changes in non-cash items and working capital. Management believes that the non-GAAP measure of operating cash flow is useful as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company also has included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP.

The following table reconciles cash flow from operations before changes in non-cash items and working capital with net cash provided by operating activities as derived from the company’s financial information.

	For the Twelve Months Ended		For the Quarter Ended

	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004

Net cash provided by operating activities	$410,291,184	$175,342,606	$133,122,202	$55,126,404
Accounts payable and accrued liabilities	$(34,169,717)	$10,430,908	$(18,430,877)	$12,214,084
Prepaid expenses and other current assets	$(1,597,799)	$14,106	$(953,478)	$(2,781,334)
Accounts receivable	$42,997,311	$16,400,426	$35,869,736	$4,518,258
Inventory	$518,576	$275,424	$300,700	$275,424
Restricted cash	$1,938	$1,292	$539	$344
Deferred revenue	$—	$—	$137,500	$3,436,624
Other long-term obligations	$(5,632,775)	$(3,870,179)	$(1,936,082)	$3,448,607
Taxation payable	$325,000	$(261,826)	$130,000	$(261,826)
Cash flow from operations before changes in non-cash items and working capital	$412,733,718	$198,332,757	$148,240,240	$75,976,585

These statements are unaudited and subject to adjustment.

Fourth quarter and full - year 2004 per share amounts are restated for the two-for-one stock split effective May 10, 2005.

Conference Call Webcast Scheduled for February 8, 2006

Ultra Petroleum’s fourth quarter and full year 2005 conference call will be available via live audio webcast at 10:00 a.m. Central Standard Time (11:00 a.m. Eastern Standard Time) Wednesday, February 8, 2006. To listen to this webcast, log on to www.ultrapetroleum.com. The webcast will be archived on Ultra Petroleum’s website through April 26, 2006.

About Ultra Petroleum

Ultra Petroleum is an independent, exploration and production company focused on developing its long-life natural gas reserves in the Green River Basin of Wyoming, and oil reserves in Bohai Bay, offshore China. Ultra Petroleum is listed on the American Stock Exchange under the symbol “UPL” with 155,075,864 shares outstanding as at December 31, 2005.

This release can be found at http://www.ultrapetroleum.com

The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We  use certain terms in this press release relating to reserves and/or production that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K available from us at 363 North Sam Houston Parkway E., Suite 1200, Houston, TX 77060. You can also obtain this form from the SEC by calling 1-800-SEC-0330.

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections or other statements, other than statements of historical fact, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, they can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company’s businesses are set forth in their filings with the SEC. These risks and uncertainties include increased competition, the timing and extent of changes in prices for oil and gas, particularly in Wyoming, risks inherent in operations in China, the timing and extent of the company’s success in discovering, developing, producing and estimating reserves, the effects of weather and government regulation, availability of oil field personnel, services, drilling rigs and other equipment, and other factors listed in the reports filed by the company with the SEC. For additional information with respect to these and other factors, see reports filed by the company with the SEC. Full details regarding the selected financial information provided above will be available in the Company’s annual report and in the Form 10-K.

“Completion of 2005 Audit.” It should be noted that the Company’s independent accountants’ audit will not be completed, and the related audit opinion with respect to the year-end financial statements will not be dated, until the Company completes the final 10-K report and evaluation of internal controls over financial reporting. Accordingly, the financial results reported in this earnings release are preliminary and are subject to adjustment. The Company expects to report full audited financial results and file a Form 10-K with the SEC by March 1, 2006.

For further information contact:

Kelly L. Whitley
Manager Investor Relations
Phone: 281-876-0120 Extension 302
Email: info@ultrapetroleum.com
Website: www.ultrapetroleum.com